Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, entered into as of April 29, 2010 (the “Agreement”), by and between OMNICARE, INC. a Delaware corporation (the “Company”), and BETH KINERK (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Employee as its Vice President - Customer Relations so that it will have the benefit of her ability, experience and services, and the Employee is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Employment

The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be in the employ of the Company, on and subject to the terms and conditions of this Agreement.

2. Term

The period of this Agreement (the “Agreement Term”) shall commence and become effective on August 10, 2006 (the “Effective Date”) and shall expire on the three (3) year anniversary of the Effective Date (the “Initial Term”).  The Agreement Term shall be automatically extended for an additional year on the expiration of the Initial Term and on each subsequent anniversary of such expiration (each an “Additional Extended Term”), unless written notice of non-extension is provided by either party to the other party at least one hundred twenty (120) days prior to such date of expiration of the Initial Term or thirty (30) days prior to the date of expiration of any Additional Extended Term, as the case may be.  The period of the Employee’s employment hereunder (the “Employment Period”) shall commence as of the Effective Date and shall expire at the end of the Agreement Term, unless earlier terminated in accordance with the terms and conditions of this Agreement.

3. Position and Duties

(a) Position, Reporting.  During the Employment Period, the Employee shall serve the Company with the title, office and authority of, a Vice President of the Company.  The Employee shall have such duties and authority as are normally associated with such position and any other duties reasonably assigned to the Employee by the Chief Executive Officer of the Company.  Additionally, the Employee shall lead and supervise a customer renewal and retention team (the “Special Client Retention Team”).  The Employee has the right, subject to final approval by the Chief Executive Officer and the Company’s employment policies and requirements, to approve any changes to the members of the Special Client Retention Team.  The Special Client Retention Team shall be staffed with six (6) employees of the Company and supported by one (1) full time administrative assistant, each of whom shall be selected by the Employee and hired subject to the Company’s employment policies and requirements.  The Company shall assign the Special Client Retention Team approximately six hundred (600) customer accounts at any given time which the Company believes will require special efforts to renew.  Such accounts shall be identified through customer surveys conducted by the Company and its consultants, and through the recommendations of the Company’s Executive Directors and Regional Vice Presidents.  The Chief Executive Officer of the Company shall make the final decision on which customer accounts are to be assigned to the Special Client Retention Team, and will have the discretion to assign additional customer accounts to the Special Client Retention Team.  The Employee shall report directly to the Chief Executive Officer of the Company.

(b) Budget for Special Client Retention Team.  The annual budget for the Special Client Retention Team shall be determined on no less than an annual basis during the Employment period upon agreement between the Employee and the Company’s Chief Executive Officer.

(c) Business Time.  During the Employment Period, the Employee agrees to devote her full business time, efforts and skills to the performance of her duties and responsibilities under this Agreement.  Subject to Section 7 hereof, the Employee shall not be precluded from devoting reasonable periods of time to participate in professional, philanthropic or community activities; provided that such activities do not materially interfere with the Employee’s regular performance of her duties and responsibilities hereunder.

4. Compensation and Benefits

In consideration of the services rendered by the Employee during the Employment Period, and subject in all respects to the terms and provisions of this Agreement, the Company shall pay or provide the Employee the compensation and benefits set forth below:

(a) Base Salary.  During the Employment Period, the Company shall pay the Employee a base salary at the rate of Two Hundred Ninety Thousand Dollars ($290,000.00) per annum to be paid in accordance with the normal payroll practices of the Company.  The Base Salary may be reviewed from time to time by the Compensation and Incentive Committee of the Board of Directors of the Company (the “Compensation Committee”) for possible merit increases.

(b) Commissions.  During each calendar year of the Employment Period, the Employee shall be paid one-third (1/3) of the total commissions earned by the Special Client Retention Team.  Commissions shall be earned for any contract or account renewed with the assistance or input of the Employee or any member of the Special Client Retention Team, notwithstanding that another officer or employee of the Company may have been involved in renewal negotiations with such customer or account.  Commissions will be calculated in accordance with past practice (subject to change at the discretion of the Company), shall be payable quarter annually on or before the fifteenth day of the month following the end of the fiscal quarter in which such contract or account was renewed and the method for calculation of commissions shall not be amended to the detriment of the Employee except at the beginning of the next Additional Extended Term.  The Employee shall have the authority to bind, execute and deliver renewal contracts on such terms and conditions as the Employee deems reasonable or appropriate, subject to the prior consent of the Chief Executive Officer of the Company, or, for so long as he remains in the employ of the Company, on the prior consent of Mr. Patrick Keefe, such consent not to be unreasonably withheld or delayed.

(c) Restricted Stock Grant.  Subject to approval by the Compensation Committee, the Company shall grant to the Employee an award of Six Thousand Five Hundred (6,500) shares of restricted common stock of the Company under the terms of the Company’s 2004 Stock Incentive Plan (the “Restricted Stock Grant”).  The Restricted Stock Grant will be effective upon the approval of the Compensation Committee at its first regularly scheduled meeting following the Effective Date and will have a fair market value as of the Effective Date.  The Restricted Stock Grant of Six Thousand Five Hundred (6,500) shares will vest in ten (10) equal installments of Six Hundred and Fifty (650) shares each on the first ten (10) anniversaries of the date of grant, subject to the continued employment of the Employee and the terms of the Company’s 2004 Stock Incentive Plan.  The Employee is eligible for additional grants of restricted stock to the extent that the Compensation Committee determines such grants to be appropriate.

(d) Benefits.  The Employee shall be entitled to participate in the employee and fringe benefit plans and programs of the Company in which similarly situated employees of the Company are generally eligible to participate from time to time during the Employment Period, subject to and on a basis consistent with the terms, conditions, eligibility requirements and overall administration of such plans and programs.

(e) Business Expenses.  The Company shall reimburse all reasonable business expenses and disbursements incurred by the Employee in the performance of her duties under this Agreement in accordance with the Company’s normal practices and procedures, upon proper accounting therefore.

(f) No Mitigation. Notwithstanding anything to the contrary, the Employee shall have no obligation to mitigate or seek other employment with respect to the payments and benefits payable to the Employee under this Agreement.

5. Termination of Employment

The Employment Period and the Employee’s employment hereunder shall be terminated upon the occurrence of any of the following events, subject to the provisions of this Agreement applicable to termination of employment, as follows:

(a) By Resignation of Employee.  The Employee may voluntarily terminate the Employment Period and the Employee’s employment hereunder by giving the Company thirty (30) days’ advance written notice of such termination.

(b) By Employee for a Company Default.  The Employee may voluntarily terminate the Employment Period and the Employee’s employment hereunder on sixty (60) days written notice to the Company of any of the following events (each a “Company Default”) and the failure of the Company to rescind such order or to otherwise cure the Company Default within such sixty (60) day period:

(i) If the Company requires the Employee to relocate more than fifty (50) miles outside of the Town of Amherst, New York, or to stay overnight more than fifteen (15) nights per month, without the prior consent of the Employee;

(ii) If there is any reduction in the Base Salary or a material reduction in the duties or authority of the Employee;

(iii) If the Company fails to award the Restrictive Stock Grant or issue any stock or options to which the Employee becomes entitled under the Company’s 2004 Stock Incentive Plan or any successor to such plan applicable during the Employment Period as and when due;

(iv) If the Company fails to pay any amount payable under this Agreement, including, but not limited to Base Salary and commissions, as and when due; and

(v) Any material failure by the Company to comply with any of the provisions of this Agreement.

(c) Termination By the Company For Cause.  The Company may terminate the Employment Period and the Employee’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of one of the following: (i) fraud or willful or intentional misrepresentation in connection with the Employee’s performance of her duties hereunder; (ii) the continued failure by the Employee to substantially perform her duties hereunder; (iii) willful or intentional conduct by the Employee that is detrimental to the Company’s reputation, goodwill or business operations in any material respect; (iv) breach or threatened breach by the Employee of the restrictive covenants incorporated in Section 7 hereof; (v) the Employee’s conviction for, or plea of nolo contendere to a charge of commission of, a felony or a violation of federal or state securities laws; or (vi) a material breach of the representations in Section 9 hereof.

(d) Termination By the Company Without Cause.  The Company may terminate the Employment Period and the Employee’s employment hereunder without Cause (“Termination Without Cause”) at any time by giving the Employee 30 days’ advance written notice of such termination, or in lieu thereof by paying the Employee, in addition to any amounts the Employee is due under Section 6 hereof, her then-current daily Base Salary for each day the Company’s written notice of termination is less than 30 days.

(e) Disability.  The Employment Period and the Employee’s employment hereunder shall terminate upon her Disability.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform her essential duties to the Company, with or without accommodation, on account of physical or mental illness or incapacity for a period of three consecutive months, or for a period of six months, whether or not consecutive, during any 12-month period.  The Employee’s employment hereunder shall be deemed terminated by reason of Disability on the last day of the applicable period.

(f) Death.  The Employment Period and the Employee’s employment hereunder shall terminate upon her death.

6. Rights Upon Termination

In the event the Employment Period and the Employee’s employment hereunder is terminated during the Agreement Term, the Employee shall have the rights provided below.

(a) Termination By Company Without Cause or By Employee for Company Default.  In the event that the Employment Period and the Employee’s employment hereunder is terminated by the Company as a Termination Without Cause or by the Employee as a result of Company Default that has not been cured, the Company shall pay the Employee: (i) any earned but unpaid Base Salary through the date of termination, (ii) any unreimbursed business expenses as of the date of termination under Section 4(e) hereof and (iii) subject to Section 6(d) below, severance pay equal of the Base Salary at the rate then in effect, for the greater of (i) the number of months remaining until the expiration of the Initial Term or (ii) twelve months, but in no event more than twenty four months, payable in equal monthly installments beginning in the first month following the date of termination and each consecutive month thereafter during the severance period, payable in accordance with the normal payroll practices of the Company.

(b) Non-Renewal; Resignation; Termination for Cause; Death; Disability.  In the event that the Employment Period and the Employee’s employment hereunder (i) is not renewed pursuant to Section 2 hereof, (ii) is terminated by resignation of the Employee other than as a result of a Company Default, (iii) is terminated by the Company for Cause or (iv) is terminated on account of death or Disability, the Employee shall not be entitled to receive, and the Company shall have no obligation to provide, any severance payments, bonus, or benefits under this Agreement; except that the Company shall pay the Employee any amounts earned or incurred under Section 4 hereof through the date of termination but which have not been paid by the date of termination, which amounts shall be paid in accordance with normal practices of the Company as applicable to senior executive offices of the Company.

(c) Other Obligations.  The benefits payable to the Employee under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, including, but not limited to, the Company’s 2004 Stock Incentive Plan, except as specifically provided herein, and upon termination of employment, the Employee will receive such benefits or payments, if any, as she may be entitled to receive pursuant to the terms and conditions of such plans, programs and arrangements.  Except for the obligations of the Company provided by this Section 6, the Company shall have no other obligations to the Employee upon her termination of employment.

(d) Releases of Claims.  As a condition of the Employee’s entitlement to any severance payment under Section 6(a) hereof, the Employee agrees to execute and honor a release of claims in the form specified by the Company.

7. Restrictive Covenants

(a) Nondisclosure of Confidential Information.

(i) The Employee acknowledges that during the course of the Employee's employment with the Company, the Employee has had or will have access to and knowledge of certain information that the Company considers confidential, and the release of such information to unauthorized persons would be extremely detrimental to the Company.  As a consequence, the Employee hereby agrees and acknowledges that the Employee owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after the Employee’s employment with the Company, the Employee will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Employee's duties hereunder, provided the Employee is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process.  The Employee will use reasonable best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person.  The Employee will return to the Company all Confidential Information in the Employee's possession or under the Employee’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Employee’s relationship with the Company ceases for any or no reason and will not retain any copies thereof.  For purposes hereof, the term "Confidential Information" shall mean any information used by or belonging or relating to the Company or any of its affiliates that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the Company's business and services, employee information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that the Company advises the Employee should be treated as confidential information.  Further, Confidential Information shall not include information which is independently obtained from a third party whose disclosure violates no duty of confidentiality to the Company.

(ii) The Employee acknowledges and agrees that all analyses, reports, proposals, software, documentation, machine code and other intellectual property owned by the Company (collectively, the “Company’s Intellectual Property”) are and shall remain the sole and exclusive property of the Company, or as otherwise may be noted, and that in no event shall the Employee have any ownership interest therein.  In that connection, the Employee hereby irrevocably assigns, transfers and conveys to the Company all of her right, title and interest, if any, in and to the Company’s Intellectual Property, including any rights the Employee may have to patent, copyright, trade secret or other proprietary rights in the Company’s Intellectual Property.  The Employee agrees to assist the Company in every proper way to obtain and from time to time enforce patents, copyrights, trade secrets and all other proprietary and intellectual property rights and interest in and to all the Company’s Intellectual Property in any and all countries, and to that end the Employee will execute and deliver all documents and other papers and materials for use in applying for, obtaining and enforcing such patents, copyrights, trademarks and other proprietary and intellectual property rights and interests, as the Company may request in writing, together with any assignments thereof to the Company or persons designated by it.  The Employee agrees that the Company is appointed as her attorney to execute all such instruments and do all such things for the purpose of assuring to the Company (or its designee) the full benefit of the provisions of this paragraph.

(b) Noninterference with Clients or Employees.  The Employee agrees that, during the period of the Employment Period and for a period of twenty four (24) months from the date the Employment Agreement is not renewed pursuant to Section 2 hereof or the date of termination of employment for any reason (the “Restricted Period”), the Employee shall not, on the Employee's own behalf or on behalf of any other person or entity, solicit or in any manner influence or encourage any current or prospective client, customer, employee or other person or entity that has a business relationship with the Company or any subsidiary, to terminate or limit in any way their relationship with the Company, or interfere in any way with such relationship.

(c) Noncompetition.  The Employee agrees that, during the Restricted Period, the Employee shall neither directly nor indirectly, engage or hold an interest in any business engaged in the Business (as defined below) in those geographic areas in which the Company, its subsidiaries or affiliates conduct the Business, nor directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a corporation, the stock of which is publicly traded on a national securities exchange or in the over the counter market), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in the Business in those geographic areas in which the Company, its subsidiaries or affiliates engage in the Business.  For purposes of this Agreement, “Business” shall mean the distribution of pharmaceuticals and medical supplies, and related pharmacy consulting, to nursing homes and long-term care facilities.

(d) Survival of Restrictive Covenants.  The provisions of this Section 7 shall be applicable and shall survive for the time periods specified herein without regard to the termination of the Employment Period of the expiration of the Agreement Term.

(e) Enforcement.  The Employee acknowledges and agrees that the provisions of this Section 7 are reasonable and necessary for the successful operation of the Company.  The Employee further acknowledges that if she breaches any provision of this Section 7, the Company will suffer irreparable injury.  It is therefore agreed that the Company shall have the right to seek to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages.  In addition, the Employee further acknowledges that if she breaches any provision of this Section 7 following her termination of employment with the Company, the Employee will forfeit the right to any unpaid severance or other payments due under this Agreement.  If any provision of this Section 7 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.  If any provision of this Section 7 is held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Section 7 (or any portion thereof).  For purposes of the restrictions of this Section 7, references to the “Company” include reference to its subsidiaries and affiliates.

8. Successors and Assigns

(a) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.  Except as provided above, this Agreement shall not be assignable by the Company to any person without the prior written consent of the Employee.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  The Employee’s obligations under this Agreement shall not be assignable by the Employee.

9. Representations

The Employee represents and warrants that her entering into this Agreement and her employment with the Company will not be in breach of any other agreement with any current or former employer and that she is not subject to any other restrictions on solicitation of clients or customers or competing against another entity.  The Employee understands that the Company has relied on this representation in entering into this Agreement.

10. Entire Agreement

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and cancels and supersedes any and all prior agreements between the parties with respect to the subject matter hereof, except to the extent specifically provided herein.  Any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Company and the Employee.  The Company represents that there are no other agreements with the Company or other undertakings to or for the Company which have been executed by the Employee other than as expressly set forth herein.

11. Severability

In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

12. Tax Withholding

All compensation paid to the Employee under this Agreement shall be subject to all applicable income tax, employment tax and all other federal, state and local tax withholdings and deductions.

13. Waiver of Breach

The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

14. Notices

All notices which may be necessary or proper for either the Company or the Employee to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the Employee at:  the Employee’s then-current address as listed in the Company’s payroll records or at such other address as may be provided to the Company for this purpose, and shall be sent in the manner described above to the General Counsel, Omnicare, Inc., 1600 RiverCenter II, 100 East RiverCenter Blvd., Covington, Kentucky 41011, and shall be deemed given when sent, provided that any notice given under Section 5 hereof shall be deemed given only when received.  Any party may by like notice to the other party change the address at which she or they are to receive notices hereunder.

15. Governing Law

This Agreement shall be governed by and enforceable in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

16. Attorneys’ Fees

In the event that the Company or the Employee is required to bring any legal action to enforce the terms of this Agreement, the prevailing party shall, in addition to any other remedies available to it, be entitled to seek to recover attorneys’ fees and costs, at both the trial and appellate levels.

17. Dispute Resolution

(a) In the event the parties hereto are unable to mutually resolve any dispute, controversy or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including, but not limited to, (i) any claim based on contract, tort or statute and (ii) any claim by the Company to enforce the covenants and seek the remedies set forth in this Agreement through the courts as it deems necessary or desirable in order to (A) protect its confidential or proprietary information or (B) prevent the occurrence of any event which the Company believes will cause it to suffer immediate and irreparable harm or damage, such dispute, controversy or claim shall be resolved by litigation; in that connection, each of the parties hereby consents to the exclusive jurisdiction of any federal or state court located within Kenton County, Kentucky, and agrees that venue is proper in any of such courts.  Each of the parties hereto further waives personal service of any and all process upon it, and consents that all such service of process be made by registered or certified mail.  Service so made shall be deemed to be completed five (5) business days after mailing, postage prepaid.

(b) EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY, and consents to any and all relief ordered by the court, after the time for appeal has expired.

18. Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

19. Survival

The provisions of Sections 6 through 19, inclusive, shall survive termination of this Agreement and the Employment Period.

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IN WITNESS WHEREOF, the Company and the Employee have executed this Amended and Restated Employment Agreement as of April 29, 2010.

THE EMPLOYEE:

/s/ Beth Kinerk
Beth Kinerk

THE COMPANY:

Omnicare, Inc.

By: _____________________________
Name:  __________________________
Title:  ___________________________